Exhibit 99.1

November 2, 2016

Dear fellow shareholder,

I am pleased to inform you of the recent decision made by our board of directors to declare a quarterly dividend of $0.05 per share of outstanding common stock of Business First Bancshares, Inc. The dividend is payable on November 30, 2016, to stockholders of record at the close of business on November 15, 2016. This dividend was declared by our board after reviewing, among other things, our financial performance for the quarter ended September 30, 2016, together with our historical financial performance and trends. This is our third consecutive quarterly dividend and our 38th consecutive quarter of profitability.

Quarterly Highlights

A few highlights from the quarter are included below and you will also be able to find more detailed financial data on our Quarterly Report on Form 10-Q which we expect to file no later than November 14, 2016, with the Securities and Exchange Commission (SEC) and post on our website at the following link: www.b1bank.com/about-b1bank/shareholder-information/

Quarterly Highlights
(unaudited, dollars in thousands except per share data)

	As of and for the three months ended
	September 30, 2016	December 31, 2015	September 30, 2015

Total Assets	$1,106,767	$1,076,089	$1,066,776
Loans	$811,748	$772,392	$745,341
Deposits	$929,650	$904,236	$864,295

Book Value per share	$16.69	$15.98	$15.93
Tangible Book Value per Share	$15.39	$15.14	$15.05

Net Income	$1,380	$1,001	$939
Earnings per share - basic	$0.20	$0.14	$0.13

Our company is achieving healthy organic growth and increasing profitability. For the quarter ended September 30, 2016, loans increased 8.91% and deposits grew 7.56% compared to the quarter ended September 30, 2015. Net income and earnings per share, for the quarter ended September 30, 2016, were up when compared to the same period in 2015, earnings by 46.96% and earnings per share by 53.85%. Increased earnings in the current year quarter compared to the prior year period were driven by growth in our loan portfolio relative to overall assets, normalization of costs associated with last year’s acquisition, and because one-time merger and conversion related costs were non-recurring in the current year period. Our asset quality remains stable, with our ratio of nonperforming assets to total assets declining from 1.08% as of September 30, 2015, to 0.71% as of September 30, 2016, while our allowance for loan losses to total loans was 0.95% for the quarter ended September 30, 2016, compared to 0.96% for the quarter ended September 30, 2015.

In addition to our normal operations, we were quite busy in the third quarter in the aftermath of the historic flooding event that affected portions of our markets. Although we sustained flood damage to one of our banking centers, many of our neighbors, customers, employees and friends experienced more significant personal loss and disruption to their lives. In response to this historic flooding event, Business First Bank has taken a number of steps to help our community during this crisis including the implementation of special loan programs and the forbearance of certain loans to customers in flood-affected areas. More than anything, we are striving to be a source of stability for our clients and employees in troubled times. We extend a special thanks to those of you who have assisted in the recovery efforts of our employees by contributing to our Employee Relief Fund. The rebuilding has only begun and we will continue to work hard to serve our community as it gets back on its feet.

In the weeks just prior to the flood, we relocated our headquarters to the historic 500 Laurel Street Building in downtown Baton Rouge. As the only community bank headquartered in the downtown area, we are proud of this opportunity to play a role in its continued revitalization and are especially pleased with our building following the extensive renovation project. It makes a unique visible contribution to the city’s sky-scape and will hopefully be a precursor to other investments in our downtown area. I have enclosed a supplement that was delivered with the Baton Rouge Business Report marking both the move and the celebration of our 10th anniversary. It’s an un-bank-like style: we hope you like it and look forward to hosting you anytime you have an opportunity to visit.

We’ve accomplished much over the past ten years and have established a foundation that we believe will support our consistent returns for years to come. As you see in the financial results listed above and as evidenced by the board’s comfort in the decision to continue paying a dividend, good things are happening at your institution. Thank you as always for your support and your investment.

Sincerely,

Jude Melville

President and Chief Executive Officer

Note: Please note that if you are a former shareholder of American Gateway Financial Corporation (“AGFC”) who has not yet returned your original stock certificates formerly representing shares of AGFC in exchange for new certificates representing the shares of Business First Bancshares, Inc. to which you are entitled as a result of the merger, you must complete this exchange before you will receive your dividend payment. To complete this exchange, please contact American Stock Transfer & Trust Company, LLC, our transfer agent, at (877) 248-6417 or (718) 921-8317. If you have any questions, please contact Terre Bidwell at (225) 382-9232.

We encourage you to go ahead and exchange your AGFC shares as soon as possible in order to avoid potential costs in exchanging through search agencies, and to avoid eventual escheatment of your shares and dividends to the State government of your residence.